Exhibit 99.1

PREIT CONTACT:

Heather Crowell

EVP, Strategy and Communications

(215) 316-6271

heather.crowell@preit.com

PREIT Executes Term Loan and Amendments to Credit Facility Agreements

Philadelphia, August 12, 2020 – PREIT today announced that it has executed a Secured Term Loan with certain of its existing lenders for up to $30 million, which is in addition to recently executed amendments to its 7-Year Term Loan and 2018 Credit Agreement. These are both important steps that create flexibility as the Company recovers from the extended COVID-19-related shutdown that has impacted its operations and liquidity position.

The Secured Term Loan allows for borrowings of up to $30 million and expires the earlier of (a) September 30, 2020, or (b) the date the obligations under the Secured Term Loan have been accelerated. During the loan period, dividends on common and Preferred Shares will be suspended.

Among other items, the recently executed amendments to the Company’s 7-Year Term Loan and 2018 Credit Agreement:

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Suspended certain financial covenants from June 30, 2020 until August 31, 2020, providing for an extension through September 30, 2020 if specific conditions are met, in addition to the execution of this Secured Term Loan, including entering into a non-binding agreement to the terms of further amendments to each of the 7-Year Term Loan and 2018 Credit Agreement,

•	Reduced the Company’s minimum liquidity requirement, and

•	Provided for the ability to enter into this Secured Term Loan.

The Company is negotiating with its bank group regarding further amendments of the Company’s 7-Year Term Loan and 2018 Credit Agreement in an effort to provide additional liquidity and ensure continued compliance with its obligations.

These are some of the many steps the Company has taken to enhance its liquidity, manage its debt obligations and further strengthen its financial foundation while navigating a difficult operating environment.

“We are grateful for the support of our bank group in managing through this challenging time. The term loan and amendments allow us the flexibility to continue to execute on our recovery plan. PREIT continues to be optimistic that well-located properties that have created the best overall consumer experience will continue to thrive,” said Joseph F. Coradino, CEO of PREIT. “We are pursuing agreements with healthcare providers, food markets, fulfillment and logistics operators and are exploring

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opportunities to incorporate research and lab facilities at our properties in addition to multifamily and hotel uses that are already underway. This interest is rooted in the quality of the locations and the underlying demographics associated with a portfolio with a concentration in high barrier-to-entry markets like Philadelphia and DC.”

Please refer to the Company’s SEC filings for details on these agreements.

About PREIT

PREIT (NYSE:PEI) is a publicly traded real estate investment trust that owns and manages innovative properties at the forefront of shaping consumer experiences through the built environment. PREIT’s robust portfolio of carefully curated retail and lifestyle offerings mixed with destination dining and entertainment experiences are located primarily in densely-populated, high barrier-to-entry markets with tremendous opportunity to create vibrant multi-use destinations. Additional information is available at www.preit.com or on Twitter or LinkedIn.

Forward Looking Statements

This press release contains certain forward-looking statements that can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “may” or similar expressions. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current views about future events, achievements or results and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, our business might be materially and adversely affected by changes in the retail and real estate industries, including consolidation and store closings, particularly among anchor tenants; current economic conditions, including the impact of the COVID-19 pandemic and the steps taken by governmental authorities and other third parties to reduce its spread, high rates of unemployment and its effect on consumer confidence and spending, as well as the corresponding effects on tenant business performance, prospects, solvency and leasing decisions; our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise; our ability to maintain and increase property occupancy, sales and rental rates; increases in operating costs that cannot be passed on to tenants; the effects of online shopping and other uses of technology on our retail tenants; risks related to our development and redevelopment activities, including delays, cost overruns and our inability to reach projected occupancy or rental rates; acts of violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales; our ability to sell properties that we seek to dispose of or our ability to obtain prices we seek; our substantial debt and the liquidation preference of our preferred shares and our high leverage ratio and our ability to remain in compliance with our financial covenants under our debt facilities and ability to obtain additional debt covenant relief under our debt facilities; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all; our ability to raise capital, including through sales of properties or interests in properties and through the issuance of equity or equity-related securities if market conditions are favorable; and potential dilution from any capital raising transactions or other equity issuances.

Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein, and in the sections entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020. We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

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